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                                                                     EXHIBIT 2.4

                   SERIES E PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT is dated as of July 15, 1999, by and between WORLDPORT COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and THE HEICO COMPANIES, LLC (the "Shareholder").

         WHEREAS, the Shareholder desires to purchase from the Company, and the Company desires to issue and sell to the Shareholder, 141,603 shares of Series E Convertible Preferred Stock, par value $0.0001 per share (the "Series E Preferred Stock"), of the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    SECTION 1
                             SUBSCRIPTION FOR SHARES

         Section 1.1 Subscription Agreement. Subject to the terms and conditions of this Agreement, the Shareholder hereby irrevocably subscribes for 141,603 shares of Series E Preferred Stock (the "Shares"), at a price of $35.31 per share payable in cash on the date hereof. The Shares shall be subject to the terms and conditions of a Voting Restrictions Agreement between the Company and the Shareholder (the "Voting Restrictions Agreement"), if and when such agreement is executed and delivered by the parties thereto.

         Section 1.2 Delivery of Certificates. Upon receipt of the aggregate purchase price for the Shares, the Company shall deliver to the Shareholder a duly executed certificate representing the Shares registered in its name and imprinted with the legends referred to in Section 3.4.

                                    SECTION 2
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

         The Company represents and warrants to, and agrees with, the Shareholder as follows:

         Section 2.1 Organization And Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite legal and corporate power to own all the properties owned by it, and to conduct its business as presently being and as proposed to be conducted by it.

         Section 2.2 Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement, to issue and sell the Shares and the shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of this Agreement.




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         Section 2.3 Authorization. All corporate action on the part of the
Company necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and for the authorization, issuance and delivery of the Shares, has been taken. This Agreement has been duly executed and delivered and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         Section 2.4 Validity of Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of all liens, charges, claims and encumbrances and will not be subject to any preemptive rights (other than any created by the Shareholder). The Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, upon issuance in accordance with the conversion provisions of the Shares, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances (other than any created by the Shareholder).

         Section 2.5 Capitalization. As of June 30, 1999, the Company's authorized capital stock consisted of 65,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which (i) 750,000 shares have been designated Series A Preferred Stock, (ii) 3,000,000 shares have been designated Series B Convertible Preferred Stock, and (iii) 1,450,000 shares have been designated Series C Convertible Preferred Stock. As of June 30, 1999, the only shares of capital stock of the Company issued and outstanding, reserved for issuance or committed to be issued were:

                  (a) 25,427,140 fully paid and non-assessable shares of Common Stock, duly issued and outstanding;

                  (b) 81,944 fully paid and non-assessable shares of Series A Preferred Stock, duly issued and outstanding;

                  (c) 1,535,648 fully paid and non-assessable shares of Series B Convertible Preferred Stock, duly issued and outstanding;

                  (d) 1,132,824 fully paid and non-assessable shares of Series C Convertible Preferred Stock, duly issued and outstanding;

                  (e) 283,206 shares of Series C Convertible Preferred Stock reserved for issuance upon exercise of an option held by the Shareholder (the "Series C Option");

                  (f) shares of non-participating preferred stock of the Company having an aggregate liquidation value of $1,029,994 and convertible into Common Stock at $3.25 per share



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which the Company was committed to issue under that certain Termination
Agreement, dated as of December 31, 1998, between the Company and Maroon Bells Capital Partners, Inc. (including the shares of Common Stock issuable upon conversion thereof);

                  (g) 81,944 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock;

                  (h) 6,142,592 shares of Common Stock reserved for issuance upon conversion of the Series B Convertible Preferred Stock;

                  (i) 15,385,166 shares of Common Stock reserved for issuance upon conversion of the Series C Convertible Preferred Stock (including those shares of Series C Convertible Preferred Stock issuable upon exercise of the Series C Option); and

                  (j) 11,628,430 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants.

Except as set forth in this Section 2.5, as of June 30, 1999, there were no outstanding securities of the Company which are convertible into or exchangeable for any shares of the Company's capital stock or contain any capital appreciation or profit participation features, there was no existing contract, option, warrant, call or other commitment or right of any character granted or issued by the Company calling for or relating to the issuance or transfer of shares of capital stock or any other securities of the Company and there were no stock appreciation rights or phantom stock plans.

         Section 2.6 Consents. Subject in part to the truth and accuracy of the representations of the Shareholder set forth in this Agreement, and except as disclosed in the Disclosure Schedule attached hereto, all consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, including state securities or Blue Sky offices, required prior to the sale of the Shares pursuant to this Agreement, the consummation of the transactions contemplated by this Agreement, the consummation of the transaction contemplated by the Option Agreement dated as of the date hereof between the Company and the Shareholder, and the Voting Restrictions Agreement (collectively, the "Related Agreements"), the conversion of the Shares, and the issuance of the Common Stock issuable upon conversion of the Shares have been obtained or made.

         Section 2.7 Offering. Subject in part to the truth and accuracy of the representations of the Shareholder set forth in this Agreement, the offer, sale and issuance of the Shares and the issuance of the Common Stock issuable upon conversion of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the securities laws of the State of Illinois.

         Section 2.8 No Violation. The execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, and the fulfillment by the Company of the terms hereof or thereof, will not (a)



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conflict with or result in a breach of any provision of the certificate of incorporation or by-laws (or other organizational documents) of the Company, (b) except as set forth in Disclosure Schedule attached hereto, to the Company's knowledge, result in a material default or material breach, give rise to any right of termination, cancellation or acceleration, or require any consent, approval, authorization or permit of, or filing or notification to, any governmental authority, any court or tribunal or any other person, company or entity under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company, any subsidiary or any of their assets may be bound or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Company, any subsidiary or any of their assets.

                                    SECTION 3

                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE
                                  SHAREHOLDER

         The Shareholder represents and warrants to, and agrees with, the Company as follows:

         Section 3.1 Organization, Good Standing And Qualification. The Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted.

         Section 3.2 Authority. The Shareholder has full legal right, power and authority, without the consent of any other person, company or entity, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All actions required to be taken by the Shareholder to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         Section 3.3 Validity. This Agreement has been duly executed and delivered by the Shareholder and is the lawful, valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         Section 3.4 Investment Representations.

                  (a) The Shareholder acknowledges that the Shares have not been registered under the Securities Act, or the securities laws of any state or regulatory body and are being offered and sold in reliance upon exemptions from the requisite requirements of the Securities Act and such laws and may not be transferred or resold without registration under such laws unless an exemption is



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available. The certificate for the Shares to be received by the Shareholder pursuant to this Agreement will be imprinted with legends in substantially the following forms (the imprinting of the second legend being subject to the execution of the Voting Restrictions Agreement):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND STATE SECURITIES LAWS IS AVAILABLE."

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS, INCLUDING, AMONG OTHERS, RESTRICTIONS ON VOTING AND TRANSFERS, SET FORTH IN A CERTAIN VOTING RESTRICTIONS AGREEMENT DATED AS OF ________ ___, 1999, A COPY OF WHICH IS AVAILABLE AT THE OFFICE OF THE COMPANY."

                  (b) The Shareholder is acquiring the Shares for investment and not with a view to the resale or distribution thereof.

                  (c) The Shareholder is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act), is sophisticated in financial matters and is familiar with the business of the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Shareholder has had the opportunity to investigate on its own the Company's business, management and financial affairs and has had the opportunity to review the Company's operations and facilities and to ask questions and obtain whatever other information concerning the Company as the Shareholder has deemed relevant in making its investment decision.

                                    SECTION 4
                                  MISCELLANEOUS

         Section 4.1 Fees and Expenses. The Company will bear all of its own expenses in connection with the preparation, negotiation and execution of this Agreement, the Related Agreements and a Voting Agreement to be entered into among the Shareholder, Paul A. Moore, Phillip S. Magiera and Anderlit Limited, B.V. (the "Voting Agreement"), and the transactions contemplated hereby and thereby, and will also reimburse the Shareholder for, or pay, any reasonable, documented expenses it incurs (including, without limitation, the legal fees and



                                  Page 12 of 36


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disbursements of counsel, which currently is Much Shelist Freed Denenberg Ament
& Rubenstein, P.C.) in connection with the preparation, execution and negotiation of this Agreement, the Related Agreements and the Voting Agreement, and the transactions contemplated hereby and thereby. The Company will also pay, or reimburse the Shareholder for, all fees and expenses (including attorney's fees and expenses) incurred by the Shareholder or any holder of the Shares arising out of or in connection with any breach of any representation, warranty or covenant by the Company, or the enforcement or preservation of any rights of the Shareholder, under this Agreement, the Related Agreements and the Certificate of Incorporation of the Company.

         Section 4.2 Survival of Representations and Warranties;
Indemnification.

                  (a) All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement.

                  (b) In consideration of the Shareholder's execution and delivery of this Agreement and acquisition of the Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Shareholder and each other holder of Shares and/or shares of Common Stock issuable upon conversion of the Shares and all of their officers, directors, members, managers, employees and agents (collectively, the "Shareholder Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, obligations and damages, and expenses in connection therewith (irrespective of whether any such Shareholder Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, the "Shareholder Indemnified Liabilities"), incurred by the Shareholder Indemnitees or any of them as a result of, or arising out of, or relating to (i) any finder's or brokerage fees not disclosed by the Company, or (ii) any material breach of, or inaccuracy of, any representation, warranty or covenant of the Company contained in this Agreement or in that certain Series C Preferred Stock Purchase Agreement, dated as of December 31, 1998, between the Company and the Shareholder (the "Series C Purchase Agreement"). Prior to the termination of the covenants of the Company contained in Articles VI and Articles VII of the Series C Purchase Agreement, the Company and the Shareholder agree to execute and deliver an amendment to this Agreement providing for the incorporation herein of such covenants (other than those set forth in Sections 7.10 and Sections 7.12 through 7.17 of the Series C Purchase Agreement) on substantially the same terms and conditions.

                  (c) In consideration of the Company's execution and delivery of this Agreement and sale of the Shares hereunder and in addition to all of the Shareholder's other obligations under this Agreement, the Shareholder shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (collectively, the "Company Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, obligations and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements



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(collectively, the "Company Indemnified Liabilities"), incurred by the Company
Indemnitees or any of them as a result of, or arising out of, or relating to (i) any finder's or brokerage fees not disclosed by such Shareholder, or (ii) any material breach of, or inaccuracy of, any representation, warranty or covenant of such Shareholder contained in this Agreement.

         Section 4.3 Successors And Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind the respective successors and inure to the benefit of the respective permitted assigns of the parties hereto, whether so expressed or not.

         Section 4.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

         Section 4.5 Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by telecopy, on the business day after notice is delivered to a courier or mailed by express mail if sent by courier delivery service or express mail for next day delivery and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

                  IF TO THE COMPANY, TO:

                           WorldPort Communications, Inc.
                           1825 Barrett Lakes Blvd.
                           Atlanta, Georgia 30144
                           Fax: (770) 792-0676
                           Attention: President

                   IF TO THE SHAREHOLDER, TO:

                           The Heico Companies, LLC
                           70 West Madison Street
                           Suite 5600
                           Chicago, IL 60602
                           Fax: (312) 419-9417
                           Attention: Michael E. Heisley, Sr.

         Section 4.6 Governing Law And Forum. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Illinois as applied to contracts made and to be performed entirely in the State of Illinois without regard to principles of conflicts of law, except to the extent that the corporate laws of the State of Delaware are mandatorily applicable. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any



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court of Cook County, Illinois or any federal court sitting in the Northern
District of Illinois for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of Cook County, Illinois or any federal court sitting in the Northern District of Illinois and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         THE COMPANY AND THE SHAREHOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         Section 4.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         Section 4.8 Entire Agreement. This Agreement (together with the Disclosure Schedule attached hereto) contains the entire understanding of the parties with respect to their respective subject matter and all prior negotiations, discussions, commitments and understandings heretofore had between them with respect thereto are merged herein and therein.



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                  IN WITNESS WHEREOF, this Agreement has been duly executed on the date first set forth above.

                                          WORLDPORT COMMUNICATIONS, INC.

                                          By: /s/ Carl Grivner
                                          -------------------------------------
                                          Name: Carl Grivner
                                          Title: Chairman, President and Chief
                                          Executive Officer

                                          THE HEICO COMPANIES, LLC

                                          By: /s/ Stanley Meadows
                                          -------------------------------------
                                          Name: Stanley Meadows
                                          Title: Assistant Secretary



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                               DISCLOSURE SCHEDULE

                  (a) Any approvals required under that certain Credit Agreement dated June 23, 1998 by and among the Company, Worldport International Inc., Bankers Trust Company, as Administrative Agent and the financial institutions party thereto, which approvals have been obtained

                  (b) Notification of the issuance of the Shares and the shares of capital stock issuable upon exercise of the Option Agreement (and the Common Stock issuable upon conversion of the Shares and the shares of capital stock issuable upon exercise of the Option Agreement) in accordance with Nasdaq requirements

                  (c) Stockholder approval of the issuance of the Shares and the shares of capital stock issuable upon exercise of the Option Agreement (and the Common Stock issuable upon conversion of the Shares and the shares of capital stock issuable upon exercise of the Option Agreement) in accordance with Nasdaq requirements



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